UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):            June 14, 2006
FAIR ISAAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16439	94-1499887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota		55402-3232

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 612-758-5200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On June 15, 2006, Fair Isaac Corporation (the “Company”) announced the details of a restructuring plan that was committed to by the Company’s management on June 14, 2006. Key components include a shift from a product-centric to a client-centric go-to-market model, closer integration of sales and consulting functions, a market-driven innovation philosophy and expanded leverage of global product development resources.
     As part of the restructuring, the Company has identified and is eliminating approximately 200 now redundant positions in product management, delivery and development functions. The headcount reduction is anticipated to result in severance and related costs of $5.7 million. All of the severance and related costs will result in future cash expenditures. The Company expects that the majority of the severance and related costs will be paid out to affected employees during the third and fourth quarters of fiscal year 2006, with the remainder to be paid out by the end of the first quarter of fiscal year 2007.
Item 7.01. Regulation FD Disclosure.
     On June 15, 2006, the Company issued a press release announcing the reorganization described above. The full text of that press release is furnished herewith as Exhibit 99 and incorporated by reference into this Item 7.01.
Item 9.01. Financial Statements and Exhibits.
     (d)      Exhibit.
     99       Press Release dated June 15, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION
By /s/ Andrea M. Fike
Andrea M. Fike
Vice President and General Counsel

Date: June 15, 2006

2

EXHIBIT INDEX

Method
Exhibit	Description	of Filing
99	Press Release dated June 15, 2006.	Filed Electronically